Exhibit 10.3

FY06 Management Incentive Plan

Effective March 1, 2005

POLICY

It is the policy of Material Sciences Corporation (MSC) to provide all eligible employees the opportunity to share in the profit performance of the Company each year.

•	For all elements of this plan, year is defined as the normal fiscal year for financial reporting purposes (March 1 to February 28 (29).

•	Management Incentive payouts, if any, will be distributed to eligible employees according to a percentage of eligible compensation paid during the year.

EMPLOYEE ELIGIBILITY

Eligible participants include regular status full-time management employees (generally non-officer employees at or above the manager/director level and certain individual contributors) selected by the Company who begin their employment prior to October 1 (pro-rated for full months of service) and who remain continuously employed through February 28 (29) of the same designated plan year in which the incentive is earned and credited. Employees specifically excluded are:

•	Part-time employees;

•	“Co-Op” students, whose employment is temporary in tenure and offered in conjunction with special placement through college/university work study programs;

•	Bargaining unit employees;

•	Operations employees eligible under the Plant Gross Margin program (as a separate plan);

•	Non-exempt employees;

•	Exempt employees paid overtime;

•	Sales Employees eligible under the Sales Incentive plan (as a separate plan);

•	“Contract Employees”, whose employment is specifically governed by the terms and conditions of a Company contract with an individual and/or service agency (e.g., sales agents, independent contractors, temporary agency personnel. etc.).

COMPENSATION ELIGIBILITY

Eligible compensation, on which any Management Incentive payout will be applied, means all amounts paid on an individual basis including annual salary or wages earned for the qualifying year, excluding overtime, bonuses, commissions, long term incentives, and other special payments. Compensation will not be increased or decreased for contributions made to the MSC Savings & Investment Plan. Reimbursement forms of compensation, such as moving expenses and car allowances, are not included.

INCENTIVE FORMULA

Any Management Incentive payout will be calculated using financial results of the normal fiscal year. The profit target will be set and any profit sharing determined according to the following:

1.	Each fiscal year, as part of its Annual Business Plan, the Company will establish the target level of profit for the Company for the next fiscal year. Such profit will be calculated on an MSC as a whole basis.

2.	Profit in all cases will be measured as audited income from continuing operations (excluding EMD) before income taxes, after adjusting to eliminate any bonuses paid under this plan, and adjustments deemed appropriate by the Board of Directors.

3.	Since actual or forecast profits represent confidential information, which cannot be disclosed publicly, the Company will provide periodic measurement against the profit target expressed in percentages.

4.	Upon the completion of the annual audit of the financial records each fiscal year, a final ratio of the actual profit as a percent of the target profit will be computed. For this purpose, the calculated percentage will be rounded to the nearest whole percent.

5.	No Management Incentive will be paid when actual profit performance is below 80% of target profit.

6.	Once actual profit reaches 80% of target AOP profit, 20% of the actual profit will fund the Management Incentive payout (prorated among participants based on an individual employees target bonus percentage) as follows into Pools 1 and 2:

Pool 1

For eligible employees named in section “EMPLOYEE ELIGIBILITY” above incentive payoffs will be made on the basis of:

AOP PROFITS Achievement	% Incentive Payout
80%	50.0%
100%	100.0%
120%	150.0%

Pool 2

For MSC officers incentive payoffs will be made on the basis of:

AOP PROFITS Achievement	% Incentive Payout
80%	50.0%
100%	100.0%
120%	200.0%

•	Accruing Pool 1 will occur first to a level of 75% prior to the accruing of Pool 2 to a 75% level and thereafter dollar for dollar to each Pool.

•	Employees do not participate in both Pool 1 and Pool 2.

•	Actual profit that exceeds 80% of target profit, but is less than 120% of target profit, the payoff amount will be determined by linear interpolation between measurement points in the attached table.

Pool 3

A further amount of incentive available to the CEO for distribution at the CEO’s discretion, subject to the approval of the Compensation, Organization and Corporate Governance Committee of the MSC Board of Directors. Reasons for such nomination include retention, high potential, outstanding performance or accomplishment, etc.

Pool 3 is accrued at the discretion of the MSC Board of Directors and funded to a $500,000.00 dollar limit.

MANAGEMENT INCENTIVE PAYOUTS

Any profit sharing percentage will be determined as soon as possible following the closing of books on February 28 (29), and the completion of the official audit process. Payment will be by check, after deducting appropriate State and Federal taxes and 401(k) deferral amounts.

COMPANY RIGHTS

This plan is offered to employees at the sole discretion of the Company and there are no contract rights established by the Plan. Thus, the following provisions apply:

•	The Company reserves the right to amend, terminate or modify the Plan at any time.

•	Neither the establishment nor continuation of this Management Incentive Plan, nor any employee’s participation in it, will be deemed to constitute a contract of employment or a guarantee of future employment.

•	Interpretations and adjustments to this plan are at the discretion of the President and CEO as approved by the Compensation, Organization and Corporate Governance Committee of the MSC Board of Directors.

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